Exhibit 10.13
AMENDMENT No. 2
to the
R. G. BARRY CORPORATION
RESTORATION PLAN
(Effective as of January 1, 2001
Whereas, R. G. Barry Corporation (“Company”) maintains the “R. G. Barry Corporation Restoration Plan,” effective as of January 1, 1994, and as may be subsequently amended (“Plan”). For the benefit of its Eligible Employees and the Eligible Employees of any Affiliate;
Whereas, the Company desires to amend the provisions of the Plan to provide for an increase in the value of some deferred Plan benefits; and
Whereas, Section 7.1 of the Plan provides that the Board of Directors of the Company may amend the Plan from time to time with respect to all Participating Employers under the Plan;
Now, Therefore, in accordance with the provisions of Section 7.1 of the Plan, the following actions are hereby taken and the Plan is hereby amended in the following respect.
Section 4.1, Amount of Benefits, of the Plan shall be deleted in its entirety and the following new Section 4.1 shall be substituted therefore:
4.1 Amount of Benefits. If the benefit payable under the Pension Plan to any Eligible Participant (or, if applicable, to his or her beneficiary designated under the terms of the Pension Plan):
(a) is limited by application of Code Section 401(a)(17); and/or
(b) has been reduced because the Eligible Participant deferred compensation into the R. G. Barry Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) that otherwise would have been included in calculating the Eligible Participant’s Pension Plan benefit, this Plan will pay a benefit to the Eligible Participant (or beneficiary) equal to:
(c) the benefit that would have been paid from the Pension Plan to the Eligible Participant (or beneficiary) but for (i) the application of Code Section 401(a)(17) and (ii) the fact that the Eligible Participant deferred compensation to the Deferred Compensation Plan that otherwise would have been included in calculating the Eligible Participant’s Pension Plan benefit;
minus
(d) the benefit that is actually payable to the Eligible Participant (or beneficiary) from the Pension Plan.
The calculation made under Sections 4.1(c) and (d):
(e) will be calculated as if benefits under the Pension Plan and this Plan are to be paid in the normal form of benefit provided under the Pension Plan and that benefits from both this Plan and the Pension Plan will begin at the same time; and
(f) are intended to ensure that the total benefit the Eligible Participant (or beneficiary) receives from the Pension Plan and this Plan will not be less than the amount he or she would have received if (i) Code Section 401(a)(17) had not applied to Pension Plan benefits and (ii) the Eligible Participant had not deferred any compensation into the Deferred Compensation Plan that otherwise would have been included in calculating the Eligible Participant’s Pension Plan benefit.
Also, if benefits payable under the Pension Plan and this Plan are deferred because the Eligible Participant elected to defer retirement beyond the normal retirement date specified in the Pension Plan, the amount calculated under Section 4.1(c) will be actuarially increased to reflect the Eligible Participant’s age when benefit are paid. This actuarial adjustment will:
(g) be based on the actuarial equivalent factors described in Section 2.1(a) of the Pension Plan;
(h) be paid solely from this Plan (and not the Pension Plan); and
(i) not be applied to any deferral of benefits after the Eligible Participant has terminated employment.
In Witness Whereof, R. G. Barry Corporation has caused this instrument to be executed this 20th day of February, 2001, by its duly authorized officers effective as provided above.

R. G. Barry Corporation
By:	/s/ Harry Miller